EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natural Health Trends Corp.:
We consent to the use of our report dated March 4, 2016, with respect to the consolidated balance sheets of Natural Health Trends Corp. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference in this Registration Statement.
/s/ LANE GORMAN TRUBITT, PLLC
Dallas, Texas
April 8, 2016

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